Exhibit 10.19
TERMS OF EMPLOYMENT
United Family Hospitals & Clinics
AGREEMENT between EMPLOYEE and Beijing Chindex Hospital Management Consulting Co., Ltd.
THIS AGREEMENT is made on May 1, 2006 between Anne Moncure (hereinafter referred to as “EMPLOYEE”) and the Beijing Chindex Hospital Management Consulting Co., Ltd., a wholly foreign owned organization engaged in the health care business, including providing services to Beijing United Family Hospital and Clinics and Shanghai United Family Hospital and Clinics, at Room 216, Estoril House, #2 Jiang Tai Lu, Chaoyang District, Beijing (hereinafter known as “UFH”).
NOW THEREFORE, it is agreed as follows:
1.	Employment
UFH hereby agrees to engage the EMPLOYEE and the EMPLOYEE hereby agrees to serve as UFH President and concurrently serve as the General Manager of the Beijing United Family Hospital & Clinics upon all the terms and conditions hereinafter set forth. The location of EMPLOYEE’s employment is Beijing, China, but the expectation is that the EMPLOYEE will travel regularly to other facilities within the UFH group throughout China. It is also anticipated that travel to the United States will be required from time to time.
2.	Representations and Warranties

2.1	EMPLOYEE hereby represents and warrants to UFH that:
(a)	All legal actions involving EMPLOYEE as a party or prospective party and of which EMPLOYEE has knowledge, whether pending or threatened, have been disclosed to UFH;

(b)	All material statements and supporting documentation submitted by EMPLOYEE in the process of applying for employment at UFH are, to the best of his/her knowledge, true and correct; and

(c)	EMPLOYEE will update material information provided to UFH in the application process if such information changes.
2.2	UFH hereby represents and warrants to EMPLOYEE that:
(a)	It is duly organized and authorized under Chinese law to conduct the business of healthcare and hospital consulting services and to employ EMPLOYEE to serve in an employment capacity with UFH; and

(b)	It will pay for all required applications, examinations and registrations in China to allow EMPLOYEE to serve in an employment capacity under this Agreement and it will undertake its best efforts to maintain the required Chinese regulatory approvals and registrations for EMPLOYEE to continue to serve in an employment capacity in accordance with the provisions of this Agreement. EMPLOYEE understands that UFH cannot guarantee that EMPLOYEE will continue to be authorized for employment in China;
3.	Term
The services of EMPLOYEE under this Agreement shall commence on 1 May 2006 and shall continue three (3) years, unless earlier terminated as provided in this Agreement and may be extended with the Agreement of both parties. Three (3) months notice should be given if either EMPLOYEE or UFH does not intend to continue the work relationship upon the completion of the term of this Agreement.
4.	Duties
4.1 During EMPLOYEE’s period of service under this Agreement, EMPLOYEE shall perform such duties as are consistent with the EMPLOYEE’s skills and training and as may be consistent with his/her position at UFH.
4.2 EMPLOYEE recognizes that because of UFH’s unique status as the sole provider of international standard hospital facilities in China, the nature of and demand for EMPLOYEE’s services may differ from those which would be the case in a similar HOSPITAL in the United States of America, United Kingdom, or similar developed country.
4.3 EMPLOYEE shall devote full working time, energy and skills to UFH except as otherwise expressly permitted in writing by UFH.
4.4 EMPLOYEE agrees to be assigned as the UFH President and General Manager of Beijing United Family Hospital and Clinics and to fulfill the responsibilities of both positions.
5.	Compensation
5.1 The EMPLOYEE will be paid a base salary of USD155K gross per annum. EMPLOYEE may also specify amounts of base salary to be placed into a tax advantageous benefit structure that can include any of the following components:- housing, domestic and international travel or education.
5.2 UFH and EMPLOYEE agree that 15% of the total contract salary amount is specifically intended as economic compensation to the employee in exchange for the EMPLOYEE’s promise not to compete with UFH for a period of two (2) years after termination of the employment relationship.
5.3 In addition, the EMPLOYEE will be entitled to the following benefits :-

5.3.1	Full healthcare and dental insurance for EMPLOYEE and spouse;

5.3.2	Housing located physically close to the Beijing facility, up to an amount of USD30,000 per year;

5.3.3	Travel Allowance of USD10,000 per twelve month period for spouse/family travel and home leave;

5.3.4	Share Options in Chindex International totaling 20,000; 5,000 vesting upon commencement of employment after signature of this Contract, and 5000 vesting each year upon the employment anniversary for three years; a Share Option Agreement will form an attachment to this Contract, as Appendix I. The foregoing is subject to the final approval of the Compensation Committee of Chindex International, Inc. making such stock option award. Additional options will be granted as additional potential bonus based on the outcome of the first year review.

5.3.5	A potential bonus earning of up to USD35,000 per twelve month period, payable based upon performance criteria to be mutually determined between EMPLOYEE and Roberta Lipson.

5.3.6	Allowance for professional membership and conferences, including ACHE Congress ($3,000) and ACHE membership at US$75 per twelve months.

5.3.7	Cost of relocation to Beijing, China from New Delhi, India, up to a value of US$10,000 plus airfares for EMPLOYEE and spouse.

6.	Illness
If the EMPLOYEE is unable to attend work due to injury or illness the employee is entitled to claim Sickness Leave Payment. Where the EMPLOYEE is ill, the EMPLOYEE is entitled to six (6) paid days in each year on full pay.
7.	Vacation
EMPLOYEE shall be entitled to paid vacations as are in accordance with the UFH Vacation and Leave Schedule as in effect from time to time. EMPLOYEE shall be entitled to 20 days (4 weeks) paid-vacation per 12-month period, plus statutory public holidays as defined by the Chinese Government. All absences shall be scheduled in advance to assure adequate staffing. Adequate notice shall be given to the Executive Group and to the HR Department. No unapproved absences shall be compensated by UFH.
8.	Taxes
8.1 Payment of Chinese taxes will be the responsibility of the EMPLOYEE. However, UFH will withhold such taxes and pay such taxes on behalf of the EMPLOYEE. EMPLOYEE will reimburse such taxes to UFH on a monthly basis through salary deduction
8.2 UFH shall provide EMPLOYEE with documentary evidence of all taxes withheld or paid on his/her behalf as and when withheld or paid, as the case may be.

9.	Assignment
9.1 Except as otherwise expressly provided, EMPLOYEE agrees on behalf of his/her own person, his/her personal representatives, heirs, legatees, distributees and any other person or persons claiming any benefits under him/her or by virtue of this Agreement, that this Agreement and the rights interests and benefits hereunder shall not be assigned, transferred, or pledged in any way by EMPLOYEE or any such person and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, or any other disposition of this Agreement or such rights, interest, and benefits contrary to the foregoing provisions, or levy or any similar process thereupon, shall be null and void and without effect.
9.2 This Agreement shall be binding upon and inure to the benefit of any successor entity to UFH which continues the business operations thereof.
10.	Termination
10.1 The employment of EMPLOYEE hereunder may be voluntarily terminated by EMPLOYEE by giving a minimum of three (3) months written notice to UFH during the first six (6) months of employment. After this initial six (6) month period, the EMPLOYEE shall give a minimum of six (6) months written notice in case of voluntary termination.
10.2 UFH may terminate this Agreement at any time without cause upon the provision of one (1) months written notice to EMPLOYEE during the first six (6) months of employment. After this initial six (6) month period, UFH shall give a minimum of three (3) months written notice in case of termination.
10.3 UFH may terminate this Agreement at any time for cause without advance notice and with immediate effect. Among the acts or events which shall constitute cause are the following:
(a)	Continuation for a period of four (4) months of mental or physical disability which, in the sole judgement of UFH, prevents EMPLOYEE from satisfactorily performing EMPLOYEE’s duties with UFH;

(b)	Documented or witnessed disclosure of confidential UFH information to any source not authorized to receive such information;

(c)	Abuse or neglect of a patient at any of the UFH facilities;

(d)	Professional or personal misconduct that could potentially bring discredit to UFH or any of the facilities;

(e)	Demonstrated incompetence or persistent negligence in the performance of duties; and

(f)	Violation or breach of the provisions of this Agreement, but only to the extent that EMPLOYEE has been notified in writing of such violation and has failed to cure any such breach within 30 days of receipt of notice of the violations.

10.4	Notwithstanding any other provision of this Agreement, UFH may terminate EMPLOYEE’s employment upon 90 days notice if any of the following events occur:
(a)	EMPLOYEE is no longer authorized by the appropriate Chinese approval authorities to remain in China or is authorized to remain but not to be employed as stipulated in this Agreement, whether or not such issue is the fault of the EMPLOYEE;

(b)	UFH or Beijing United Family Hospital and Clinics takes a bona fide decision to terminate its business, is required to terminate or curtail its business by virtue of government action, or experiences an unexpected situation in which UFH or Beijing United Family Hospital and Clinics has no effective way of operating; or

(c)	UFH is sold, merged, consolidated or otherwise changed in its ownership structure in a material way, which makes continued employment of employee impractical.
11.	Termination Compensation
In the event this Agreement is terminated prior to expiration, without renewal or extension by subsequent Agreement, EMPLOYEE shall be entitled to severance payments in accordance with the Chinese Labor Law, which stipulates that, EMPLOYEE will be paid one months salary for every year worked.
12.	Employee Evaluation
In accordance with policies and procedures adopted by UFH, periodic written evaluations of the performance of EMPLOYEE will be conducted. EMPLOYEE’s first such evaluation shall take place after EMPLOYEE has been employed by UFH for a period of six (6) months and will be scheduled by the Chindex Senior Management Team, including Roberta Lipson, Lawrence Pemble and Elyse Silverberg, and attended by the HR director of UFH.. This evaluation, and subsequent evaluations will, in addition to other matters as determined by UFH, include evaluation of the EMPLOYEE’s demonstrated performance in the following areas:
(a)	Profitable operations of UFH and individual facilities;

(b)	Participation with the Chindex Executive Management in corporate strategic positioning of UFH for profitable growth and development including the financing of such growth;

(c)	Leadership in coordination with the UFH CFO of development of UFH budget and implementation of board of directors approved budgets;

(d)	Professional attitude and leadership behavior in development of, and adherence to, and implementation of UFH organizational policies;

(e)	Overall individual contribution to UFH and such other matters as are relevant to an evaluation of EMPLOYEE’s performance.

13.	Confidentiality
13.1 EMPLOYEE agrees during the term of this Agreement, and for one year thereafter, EMPLOYEE will not disclose, other than to an employee of UFH, any information relating to UFH’s or Chindex International’s business without the written consent of UFH. Upon expiration or termination of this Agreement, EMPLOYEE agrees not to remove or retain, without UFH’s express written consent, any lists, letters, files or other information which relates to UFH’s practice and business.
13.2 EMPLOYEE expressly agrees to treat all matters relating to any of the UFH facilities patients as confidential information and entrusted to EMPLOYEE solely for use of UFH and not to divulge such information in any way to persons outside UFH’s employ during or after EMPLOYEE’s service without the express written permission of UFH.
14.	Non-Competition
EMPLOYEE consents and agrees not to work with a competing medical facility within the People’s Republic of China during a two (2) year period following his/her cancellation of employment with UFH for any reason. If EMPLOYEE should accept such employment following his/her cancellation of employment with UFH, he/she shall be liable to UFH for an amount equal to the last six (6) months of his/her total compensation. Such liquidated damages are not intended as a penalty, but as a stipulated measure of damages resulting from such a breach of contract.
15.	Amendment
This Agreement may be amended at any time by mutual consent of the parties and may be amended by UFH upon 180 days notice in writing to EMPLOYEE.
16.	Waiver
If either party waives a breach of this Agreement by the other party, that waiver will not operate or be construed as a waiver of later similar breaches.
17.	Entire Agreement
This Agreement constitutes the entire agreement between parties with respect to the subject matter of this Agreement, and, except as otherwise provided, no amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument executed by the parties. This Agreement supersedes all prior negotiations, discussions, correspondence and drafts of agreements between the parties relating to this Agreement and the subject matter hereof. Neither party to this Agreement has made any representation or warranty relating to this Agreement or the subject matter hereof except those specifically contained in writing in this Agreement.
18.	Governing Law
This Agreement shall be interpreted in accordance with, and is subject to, the laws of the People’s Republic of China. To the extent that the law of the People’s Republic of China does not address a particular issue, that issue will be interpreted in accordance with the law of the State of Maryland in the United States of America.
19.	Severability
If any portion of this Agreement is at any time found to be non-binding by any court or government regulatory authority, all other portion or portions shall remain in effect as written.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

/S/ Roberta Lipson	/S/ Anne Moncure
Roberta Lipson	Ms Anne Moncure
Chairman
United Family Hospitals & Clinics